Exhibit 4(b)

SECURITY BENEFIT LIFE INSURANCE COMPANY

GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER FOR FLEXIBLE PREMIUM DEFERRED VARIABLE
ANNUITY CONTRACT

GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER

You have purchased this Guaranteed Lifetime Withdrawal Benefit Rider (this “Rider”), which is attached to and made a part of this Contract as of the “Rider Start Date,” which is the Contract Date or, if later, the date shown below.  All terms of the Contract that do not conflict with this Rider apply to this Rider.  In the event of any conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider shall prevail over the terms of the Contract.

Guaranteed Lifetime Withdrawal Benefit Rider – In general, but subject to all of the terms and conditions described herein, this Rider allows for withdrawals each Contract Year during the Income Phase up to the Lifetime Annual Income Amount, regardless of your Account performance, for as long as the Covered Person is alive (or, for the joint-life version, as long as either the Covered Person or the Joint Covered Person is alive).

The purpose of this Rider is to provide security through a stream of income payments to the Covered Person(s). The Rider will terminate under certain circumstances, as described below.

This Rider may be purchased on the Contract Date or on any Contract Anniversary, provided that on the Rider Start Date, the Contract Owner and, if applicable, Joint Owner meet the Minimum Age of Owner on Rider Start Date and Maximum Age of Owner on Rider State Date requirements, as shown in the Contract Specifications.  Except as specifically set forth in the section “Non-Natural Owners,” the Contract Owner must be a natural person for this Rider to be issued.  Except as specifically set forth in the section “Joint Ownership,” this Rider is not available with jointly-owned Contracts.  This Rider cannot be changed or cancelled once it is issued.

Definition of Terms – Terms not defined in this Rider shall have the meaning given to them in the Contract.  For purposes of this Rider, the following definitions apply:

Lifetime Annual Income Amount – While the Rider is in effect, the maximum amount that may be withdrawn each Contract Year during the Income Phase without reducing or eliminating the Rider’s guarantee.  Such withdrawals may be taken in a lump sum, in multiple withdrawals or in a series of pre-authorized withdrawals within the Contract Year.

The Lifetime Annual Income Amount is equal to

(a)	the Benefit Percentage; multiplied by

(b)	the Benefit Base on the Income Phase Start Date.

Under this calculation of the Lifetime Annual Income Amount, the Lifetime Annual Income Amount may increase during the Income Phase if the Benefit Base increases.  Also under this calculation of the Lifetime Annual Income Amount, the Lifetime Annual Income Amount will decrease during the Income Phase if you take Excess Withdrawals. Any portion of a Contract Year’s Lifetime Annual Income Amount not withdrawn during a Contract Year may not be carried over to any future Contract Year.

Qualified Contracts Only.  For a qualified Contract under the Code that is in the “Required Minimum Distribution” or “RMD” phase, the Lifetime Annual Income Amount is equal to the greater of

(a)	the Benefit Percentage multiplied by the Benefit Base on the Income Phase Start Date (as explained above), or

(b)	the RMD Annual Income Amount.

The RMD Annual Income Amount is the amount determined by SBL’s system for RMD calculations as of the beginning of the calendar year, and is solely based on the values of this Contract and does not include the RMD required of any other assets of the Owner or beneficiary.  The RMD Annual Income Amount is an amount equal to the Code required minimum distribution amount calculated using only (i) the IRS Uniform Lifetime table or, if applicable, the Joint Life and Survivor Expectancy table, (ii) the Contract Value of the Contract (including the present value of any additional benefits provided under the Contract to the extent required to be taken into account under IRS Guidance), and (iii) amounts from the current calendar year (no carry-over from past years).

Available Lifetime Annual Income Amount – The amount that may be withdrawn under this Rider at any given time during a Contract Year of the Income Phase without reducing or eliminating the Rider’s guarantee.  At the beginning of each Contract Year of the Income Phase, the Available Lifetime Annual Income Amount is equal to the Lifetime Annual Income Amount.  For the rest of the Contract Year, the Available Lifetime Annual Income Amount is the greater of (a) zero or (b) the Lifetime Annual Income Amount minus cumulative withdrawals in the current Contract Year.

Benefit Base – An amount used to calculate the Lifetime Annual Income Amount and the Rider Charge Amount.  The initial Benefit Base is equal to initial Purchase Payment net of Premium Tax, if any (if the Rider Start Date is the Contract Date) or Contract Value on the Rider Start Date (if the Rider Start Date is a Contract Anniversary).  The Benefit Base is re-calculated (i) on each Valuation Date during the Roll-up Term, (ii) when additional Purchase Payments are applied, (iii) when Excess Withdrawals are taken, and (iv) when the Step-up Base is recalculated.  The Benefit Base is the greater of the Step-up Base and the Roll-up Amount.

Withdrawals – For purposes of this Rider, the term ‘withdrawal’ includes any Withdrawal as defined under the Contract.  The amount of a withdrawal is the amount specified by the Owner prior to the assessment of any applicable charges or deductions under the Contract.  Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and, except as noted, will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the terms of the Contract.

Prior to the Income Phase Start Date, withdrawals will proportionately reduce the Step-up Base, Roll-up Base and Roll-up Amount.  such withdrawals remain subject to the Surrender Charge schedule applicable to your Contract.

Following the Income Phase Start Date, any withdrawal or any portion thereof that does not exceed the Available Lifetime Annual Income Amount is not subject to a Surrender Charge and will not reduce the Step-up Base, Roll-up Base or Roll-up Amount.  However, any Excess Withdrawal will be subject to Contract’s Surrender Charge schedule and will reduce the Step-up Base, Roll-up Base and Roll-up Amount.

All withdrawals, including those within the Available Lifetime Annual Income Amount, will always reduce other Contract or rider benefits (for example, the Return of Premium Death Benefit Rider death benefit), as provided in the Contract or applicable rider.

Excess Withdrawal –During the Accumulation Phase, all withdrawals are Excess Withdrawals. During the Income Phase, an Excess Withdrawal is any withdrawal or any portion thereof, including any surrender charge, tax withholding, or other fees, deducted from the contract value that exceeds the Available Lifetime Annual Income Amount.

Excess Withdrawals will reduce your Benefit Base proportionally, as described below.  This means that the Roll-up and Step-up Bases and Roll-up Amount could be reduced by more than the dollar amount of the Excess Withdrawal.

On the Income Phase Start Date, a reduced Benefit Base could result in a reduced Lifetime Annual Income Amount.  Unless your Lifetime Annual Income Amount is calculated using your RMD Annual Income Amount, if applicable, a reduced Benefit Base will always reduce the Lifetime Annual Income Amount.  If your Contract Value is reduced to zero because of an Excess Withdrawal (including due to any Surrender Charge or other charges), the Contract and all its benefits (including this Rider) will terminate.

Subsequent Purchase Payments – Subsequent Purchase Payments are any Purchase Payments received after the Rider Start Date.

Prior to the Income Phase Start Date, Subsequent Purchase Payments will result in a positive adjustment to your Roll-up and Step-up Bases.  When SBL Receives a Subsequent Purchase Payment , SBL will increase your Roll-up Amount, Roll-up and Step-up Bases by an amount equal to such Subsequent Purchase Payment.

Subsequent Purchase Payments are not permitted after the Income Phase Start Date, and SBL will return any such payments to you.  This means that your Benefit Base cannot be increased by Subsequent Premium Payments after the Income Phase Start Date.

SBL reserves the right to limit subsequent Purchase Payments, including the right to suspend or discontinue accepting Purchase Payments and limit the amount of Purchase Payments that can be made any time after the first Contract Year.  SBL will notify you of any material change it makes to its Purchase Payment limitations.

As is the case under the Contract, all references to Purchase Payments in this Rider means the amount actually applied to Contract Value (i.e., net of any applicable Premium Tax or other applicable charges).

Step-up Base – On the Rider Start Date, your Step-up Base is the initial Purchase Payment net of Premium Tax, if any (if the Rider Start Date is the Contract Date) or your Contract Value (if the Rider Start Date is a Contract Anniversary).

Your Step-up Base is re-calculated as follows:

1.	On each Contract Anniversary, your new Step-up Base is the greater of (a) Contract Value or (b) your then current Step-up Base.

2.	When a Subsequent Purchase Payment is applied, your new Step-up Base is the then current Benefit Step-up Base plus the Purchase Payment net of Premium Tax, if any.

3.	When an Excess Withdrawal is taken, your new Step-up Base is

(a)	your then current Step-up Base, multiplied by

(b)	(1 – X ÷ Y)

Where

X is the amount of the Excess Withdrawal; and

Y is the Contract Value immediately before the Excess Withdrawal.

Example of Impact of Excess Withdrawal on the Step-up Base During the Accumulation Phase

Assume:

(a)	The Rider is currently in the Accumulation Phase.

(b)	During a Contract Year, the Owner makes a $6,000 withdrawal.

(c)	The Excess Withdrawal is $6,000 because all withdrawals during the Accumulation Phase are excess withdrawals.

(d)
On the day that the Owner takes the $6,000 Excess Withdrawal, but prior to the withdrawal being processed, the then current Step-up Base is $50,000.  The Contract Value is $45,000 prior to the withdrawal being processed and is $39,000 immediately thereafter.

(e)	Then, the new Step-up Base is equal to: $50,000 x (1 – ($6,000 ÷ $45,000)) = $43,333.33.

In this example, because the Contract Value was less than the Step-up Base at the time of the Excess Withdrawal, the Step-up Base was reduced by more than the amount of the Excess Withdrawal.

Example of Impact of Excess Withdrawal on the Step-up Base During the Income Phase

Assume:

(a)	The Rider is currently in the Income Phase.

(b)	At the beginning of the Contract Year the Lifetime Annual Income Amount is $5,000 (the Available Lifetime Annual Income Amount is also $5,000).

(c)	In that Contract Year the Owner makes a $6,000 withdrawal.

(d)	The Excess Withdrawal is $1,000.

(e)
On the day that the Owner takes the $6,000 withdrawal, but prior to the withdrawal being processed, the then current Step-up Base is $100,000.  The Contract Value is $90,000 prior to any part of the withdrawal being processed and is $85,000 immediately prior to the Excess Withdrawal being effected.

(f)	Then, the new Step-up Base is equal to: $100,000 x (1 – $1,000 ÷ $85,000) = $ 98,823.53.

In this example, because the Contract Value was less than the Step-up Base at the time of the Excess Withdrawal, the Step-up Base was reduced by more than the amount of the Excess Withdrawal.

Continuing this example, assume the facts above and further assume:

(g)	The Owner takes another withdrawal in the same Contract Year, this time in the amount of $3,000.

(h)	In this case, the Lifetime Annual Income Amount of $5,000 (the Available Lifetime Annual Income Amount is $0) has already been taken, thus the entire withdrawal is an Excess Withdrawal.

(i)	Immediately prior to the $3,000 withdrawal being effected, the then current Step-up Base is $98,823.53 and the Contract Value is $90,000.

(j)	Then the new Step-up Base is equal to $98,823.53 x (1 – $3,000 ÷ $90,000) = $95,529.41.

Again, in this example, because the Contract Value was less than the Step-up Base at the time of the Excess Withdrawal, the Step-up Base was reduced by more than the amount of the Excess Withdrawal.

Roll-up Base – The Roll-up Base is used to determine the Roll-up Amount.  On the Rider Start Date, your Roll-up Base is the initial Purchase Payment net of Premium Tax, if any (if the Rider Start Date is the Contract Date) or your Contract Value (if the Rider Start Date is a Contract Anniversary).  The Roll-up Base is re-calculated, as follows:

The Roll-up Base is re-calculated as follows:

1.	When a Subsequent Purchase Payment is applied, the new Roll-up Base is the then current Roll-up Base plus the Purchase Payment net of Premium Tax, if any.

2.	When an Excess Withdrawal is taken, your new Roll-up Base is

(a)	your then current Roll-up Base, multiplied by

(b)	(1 – X ÷ Y)

Where

X is the amount of the Excess Withdrawal; and

Y is the Contract Value immediately before the Excess Withdrawal.

This calculation is described above under “Step-up Base” under “Examples of Impact of Excess Withdrawal on the Step-up Base.”

Roll-up Amount – The Roll-up Amount is used to determine your Benefit Base.  On the Rider Start Date, your Roll-up Amount is the initial Purchase Payment net of Premium Tax, if any (if the Rider Start Date is the Contract Date) or your Contract Value (if the Rider Start Date is a Contract Anniversary).  The Roll-up Amount is re-calculated as follows:

1.	On each Valuation Date until the Roll-up Term has ended, the new Roll-up Amount is:

(a)	the then current Roll-up Amount, plus

(b)
the then current Roll-up Base multiplied by (the Growth Factor divided by 365, multiplied by the number of calendar days since the last Valuation Date). The Growth Factor applicable to your Rider is shown on the Contract Specifications.

2.	When a Subsequent Purchase Payment is applied, your new Roll-up Amount is your then current Roll-up Amount plus the Purchase Payment net of Premium Tax, if any.

3.	When an Excess Withdrawal is taken, your new Roll-up Amount is:

(a)	your then current Roll-up Amount, multiplied by

(b)	(1 – X ÷ Y)

Where

X is the amount of the Excess Withdrawal; and

Y is the Contract Value immediately before the Excess Withdrawal.

This calculation is described above under “Step-up Base” under “Examples of Impact of Excess Withdrawal on the Step-up Base.”

Excess Withdrawals could reduce the Step-up and Roll-up Base and Roll-up Amount by more than the dollar amount of the Excess Withdrawal. Any such reductions will reduce your Benefit Base.  On the Income Phase Start Date, a reduced Benefit Base could result in a reduced Lifetime Annual Income Amount.  Unless your Lifetime Annual Income Amount is calculated using your RMD Annual Income Amount, if applicable, a reduced Benefit Base will always reduce the Lifetime Annual Income Amount.

Roll-up Term – The Roll-up Term begins on the Rider Start Date and ends on earlier of (a) the Final Roll-up Anniversary (as shown on the Contract Specifications), or (b) the Income Phase Start Date.

Benefit Percentage – The Benefit Percentage depends on the age of the Covered Person (or, for the joint-life version, the age of the youngest of the Covered Persons) on the Income Phase Start Date.  The Benefit Percentages are shown in the Contract Specifications.

Covered Person(s) – The Covered Person is the person during whose life we will make the Lifetime Annual Income Amount available during the Income Phase. Upon the Income Phase Start Date, the Contract owner elects whether the Lifetime Annual Income Amount will be based upon a single life or joint lives. If a single life is selected, while this Rider is in force, the Lifetime Annual Income Amount will be paid for the life of the Single Covered Person. If joint lives are selected, while this Rider is in force, the Lifetime Annual Income Amount will be paid for the joint lives of the Covered Person and the Joint Covered Person.  Upon the Income Phase Start Date, the Covered Person and Joint Covered Person, if applicable, must be at least the Minimum Income Phase Start Age, as shown in the Contract Specifications.

Covered Person – If the Contract is owned by a single natural person, then the Covered Person must be the Owner.  If the Contract is owned by a non-natural person as is permitted only under the section “Non-Natural Owners,” then the Covered Person must be the Annuitant.  The Covered Person cannot be changed after the Income Phase Start Date.

Joint Covered Person – If joint lives are elected, the Joint Covered Person must be the spouse of the Covered Person.   The Covered Person and the Joint Covered Person must be the sole beneficiaries of the Contract in order for the Contract, and hence the Rider, to be continued after the death of either the Covered Person or the Joint Covered Person.

Investment Restrictions – As of the Rider Start Date, certain investment options otherwise available under the Contract will not be available.  You must allocate all Purchase Payments and Contract Value only to the Subaccounts designated as “GLWB Subaccounts.”  The Subaccounts designated as GLWB Subaccounts as of the Contract Date are shown in the Contract Specifications.  Requests and instructions to allocate Purchase Payments or Contract Value to Subaccounts other than the GLWB Subaccounts will be rejected by SBL.

If your Rider Start Date is a Contract Anniversary, on the Rider Start Date, you must reallocate all Contract Value that is not then allocated to a GLWB Subaccount to one or more GLWB Subaccounts.

SBL reserves the right to add or remove GLWB Subaccounts, and SBL will notify you of any such changes.  If you have Contract Value allocated to a GLWB Subaccount that SBL removes as a GLWB Subaccount, SBL will notify you to reallocate all such Contract Value to any other GLWB Subaccount(s) prior to a specified date, which will be no earlier than 30 days after the date of the notice.  If you fail to reallocate the Contract Value by the specified date, SBL will cancel your Rider without value.

Following a change in GLWB Subaccounts, SBL will reject any request for allocation of Purchase Payments or transfer of Contract Value that instructs SBL to allocate any amounts to a Subaccount that is no longer a GLWB Subaccount.

Other limitations, restrictions or requirements regarding the investment options may also be included in the Contract Specifications.

Non-Natural Owners – If this Rider is elected, the Owner must be a natural person unless (i) the Contract is owned by a trust (or other entity as agent for a natural person), (ii) the Rider is issued on a single-life basis, (iii) only one Annuitant is named in the Contract, and (iv) the Annuitant is the Covered Person.

Single Life Version – Single Owner:  The following provisions apply if the single life version is elected, and there is a single Owner of the Contract:

As described above, the Covered person must be the Owner of the Contract.  If the Contract is owned by a non-natural person, then the Covered Person must be the Annuitant.

After the Income Start Date, a Joint Covered Person cannot be added.

Joint Life Version – Single Owner:  The following provisions apply if the joint lives version is elected, and there is a single Owner of the Contract:

As described above, the Covered Person must be the Owner, the Joint Covered Person must be the spouse of the Owner (Covered Person), and the Covered Person and the Joint Covered Person must be the sole Designated Beneficiaries under the Contract.  The Lifetime Annual Income Amount will be available until the later of the death of the Covered Person or the death of the Joint Covered Person, provided that (a) there is no change in the status of the Joint Covered Person as spouse of the Owner (Covered Person), or (b) there is no change in the status of the Joint Covered Person as the sole Designated Beneficiary.  If the Covered Person dies, the Joint Covered Person may continue the Contract or choose to receive the Death Benefit.

If the Joint Covered Person ceases to be the spouse of the Covered Person, the benefits under this Rider will be based solely on the life of the Covered Person.  Thus, the Lifetime Annual Income Amount will not be applicable or paid after the death of the Covered Person, even if the Joint Covered Person is still alive.  However, the Benefit Percentage will continue to be determined on a joint-life basis.

.

Single Life Version – Joint Ownership:  In addition to the section on Joint Ownership below, the following provisions apply if the single life version is elected, and there are two Owners of the Contract:

The Covered Person must be an Owner of the Contract.
After the Income Start Date, a Joint Covered Person cannot be added.

If the Owner ceases to be the spouse of the Joint Owner, this Rider will terminate.  Thus, the Lifetime Annual Income Amount will not be paid for the life of the Covered Person.

Joint Life Version – Joint Ownership:  In addition to the section on Joint Ownership below, the following provisions apply if this Rider is elected on joint lives and there are two Owners of the Contract:

The Joint Covered Person must be the Joint Contract Owner/spouse of the Covered Person on the Income Phase Start Date.  The Lifetime Annual Income Amount will be available until the later of the death of the Covered Person or the death of the Joint Covered Person, provided that (a) there is no change in the status of the Joint Covered Person as spouse of the Covered Person, or (b) there is no change in the status of the Owner and Joint Owner as the sole Designated  Beneficiaries under the Contract.  If the Covered Person dies, the Joint Covered Person may continue the Contract or choose to receive the Death Benefit).

If the Joint Owner/Joint Covered Person ceases to be the spouse of the Owner/Covered Person, this Rider will terminate.  Thus, the Lifetime Annual Income Amount will not be paid for the life of the Covered Person and/or Joint Covered Person.

Joint Ownership – If this Rider is elected, the Contract must be owned individually (i.e., there must be only one Owner), unless (i) there is only one Joint Owner, and (ii) the Joint Owner is the spouse of the Owner, and (iii) the only designated Beneficiaries under the Contract are the Owner and Joint Owner.

If the Owner and Joint Owner cease to be the spouse of each other, the Rider will terminate. Thus, the Lifetime Annual Income Amount will not be applicable or paid for the life of the Covered Person and/or the Joint Covered Person.

Discontinuation of Rider if Surviving Spouse Continues Contract – If the Income Phase has not begun, and the Owner dies while this Rider is in effect, the surviving spouse of the deceased Owner may elect to continue the Contract in accordance with its terms, and this Rider may also be continued.  If the Roll-up Term has terminated, it will remain terminated.  If the Roll-up Term has not ended, it will continue based on the surviving spouse’s age.

If the Rider is in the Income Phase, and it is based on joint lives, it will continue for life of the surviving spouse unless a Death Benefit distribution is requested.  If the Rider is based on a single life, and the Owner dies, it will terminate. If the Rider terminates, the surviving spouse can elect to add a new Guaranteed Lifetime Withdrawal Benefit Rider (if SBL is issuing any such rider at that time) on a Contract Anniversary, if he/she satisfies the issue age requirements.  The terms of any such new Rider may differ from the terms of this Rider.

Spouse – Under this Rider, the term ‘spouse’ has the meaning given to it under federal law for purposes of the Code.

Accumulation Phase – The period of time from the Rider Start Date until the Income Phase Start Date.  During the Accumulation Phase, all withdrawals are Excess Withdrawals, and will reduce the Roll-up and Step-up Bases and the Roll-up Amount proportionately.

During the Accumulation Phase, the Rider will automatically terminate in the event of a full withdrawal or annuitization of Contract Value.

Income Phase – The period of time after the Income Phase Start Date while the Rider remains in effect.  During the Income Phase, the Owner may take withdrawals up to the Lifetime Annual Income Amount each Contract Year without reducing the Rider’s guarantee.

Income Phase Start Date – You must direct us to begin the Rider’s Income Phase by submitting the Lifetime Income Election Form in Good Order.  On the Income Phase Start Date, we will step-up your Step-up Base to equal your Contract Value, if your Contract Value is greater than your then current Step-Up Base.  We will then multiply the greater of your GLWB Step-up Base and your Roll-up Amount by the Benefit Percentage as part of calculating your Lifetime Annual Income Amount for that Contract Year.

Upon the Income Phase Start Date, the Covered Person and Joint Covered Person, if applicable, must be at least the Minimum Income Phase Start Age. On each Contract Anniversary, we will step-up your Step-up Base to equal your Contract Value if your Contract Value is greater than your then current Step-Up Base. We will then multiply the greater of your Step-up Base and your Roll-up Amount by the applicable Benefit Percentage. This new value, if greater than your current Lifetime Annual Income Amount (and, if applicable, your RMD Annual Income Amount), becomes the Lifetime Annual Income Amount for future Contract Years.

If the Roll-up Term had not previously terminated, it will be automatically terminated on the Income Phase Start Date.  The Roll-Up Base and the Roll-up Amount are no longer eligible to increase once the Income Phase begins.

Subsequent Purchase Payments are not permitted after the Income Phase Start Date.

During the Income Phase, if your Contract Value is reduced to zero for reasons other than an Excess Withdrawal, the following will apply:

1.	Withdrawals each Contract Year will be limited to the Lifetime Annual Income Amount in effect as of the day the Contract Value is reduced to zero;

2.
Withdrawals will be paid under a series of pre-authorized withdrawals under a monthly, quarterly, semiannual or annual payment frequency, as elected by you from those made available by SBL at that time;

3.	The Contract will cease to provide any death benefit (since the Contract will have terminated); and

4.	All other optional riders if applicable (except this rider) will terminate.

Rider Charge – SBL will deduct a charge for this Rider, on a quarterly basis, as set forth in the Contract Specifications.  The Rider Charge is calculated a percentage of your Benefit Base at the time the charge is assessed.  The Rider Charge will not change.  The Rider Charge is deducted from Contract Value, and ends on termination of the Rider or when your Contract Value is zero.

A pro-rata Rider Charge will be deducted at the time of Rider termination, including due to a full Withdrawal that is an Excess Withdrawal, death,  annuitization, failure to comply with the Rider’s investment restrictions, and any other reason provided by this Rider.  The pro-rata Rider Charge will be calculated based on your Benefit Base at the time the Rider is terminated.

The Rider Charge will never reduce your Benefit Base.

Proof of Survival – SBL may require proof of survival of any person upon whose life continuation of benefits depends (including, but not limited to, the Covered Person and, the Joint Covered Person, if applicable).

Termination of Rider – This Rider will automatically terminate on the earliest of the dates indicated below:

1.	Surrender of the entire Contract (i.e., a full Withdrawal) that represents an Excess Withdrawal;

2.	Annuitization of the Contract;

3.	Death of the Covered Person if the Rider is based on a single life;

4.	The later of the death of the Covered Person and the Joint Covered Person, for Riders based on a joint life payout basis (subject to the joint life version provisions above);

5.
A change of ownership (or assignment) of the Contract, unless (i) the new Owner assumes full ownership of the Contract and is essentially the same person (e.g., an individual ownership changed to a personal revocable trust), or (ii) the assignment is for the purposes of effectuating a 1035 exchange of the Contract under the Code (i.e., the rider may continue during the temporary assignment period and not terminate until the Contract is actually surrendered); or

6.
If SBL exercises any right it has reserved under the Contract or the Rider to terminate the Contract and/or this Rider, including its right to terminate the Rider if you fail to timely move your assets out of a Subaccount that loses its designation as a GLWB Subaccount.

Rider Start Date – The Contract Date or, if the Rider was elected on a Contract Anniversary, the date reflected below.

All other terms and conditions of the Contract remain unchanged by this Rider.  You may not terminate this Rider earlier than described under “Termination of Rider” above.

SECURITY BENEFIT LIFE INSURANCE COMPANY

[Insert Signature]

[          ]
Secretary

Rider Start Date: __________________